Exhibit 10.1
Plan Document
WALGREEN CO.
2011 EXECUTIVE DEFERRED COMPENSATION PLAN
Walgreen Co. (the “Company”) hereby establishes a nonqualified deferred compensation program for certain of its employees as described herein. The following shall constitute the terms and conditions of the Walgreen Co. 2011 Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2011:
1.	Purpose; Effective Date. The purpose of the Plan is to permit a select group of management or highly compensated employees of the Company and its participating subsidiaries (collectively referred to herein as the “Company”) to defer the receipt of income which would otherwise become payable to them and to provide additional benefits through crediting of interest. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting key individuals by providing them with these benefits. It is also intended that this Plan comply with Section 409A Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”) and, therefore, the Plan will be construed in compliance with Code Section 409A.

2.	Administration. Full power and authority to construe, interpret, and administer the Plan shall be vested in the Compensation Committee of the Board of Directors of the Company (the “Committee”), as follows:
A.	Powers of the Committee. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to appoint individuals to assist in the administration of the Plan and any other agents it deems advisable.

B.	Actions of the Committee. All determinations, interpretations, rules, and decisions of the Committee or its designee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

C.	Delegation. The Committee shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or to

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other individuals or entities. The Committee may rescind any delegation at any time. Except as otherwise required by law, each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. The Committee hereby delegates responsibility for the adoption of the Plan, implementation of the Plan, and the day-to-day administration of the Plan to the Company’s Chief Human Resources Officer and Senior Vice President of Human Resources, who shall have the authority to assign administrative duties to other Company employees.

D.	Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
3.	Eligibility and Participation. Only those persons who are employed in the Execution, Direction and Vision Bands, or their equivalent as of January 1, 2011, shall be eligible to become a participant in the Plan. An eligible employee shall become a participant upon the execution of an irrevocable election under the Plan and the acceptance of the election by the Company.

Notwithstanding the foregoing, a person who is not employed in an eligible band as of January 1, 2011, but who is subsequently hired in or promoted to an eligible position during 2011 or thereafter, may be offered the opportunity to defer the receipt of 12 months worth of compensation under the Plan. The terms and conditions of such deferral opportunities will be designed to mirror the terms and conditions set forth in the in the remainder of this Plan, with appropriate adjustments to account for the different deferral periods. The timing of the deferral election and the designated deferral period with respect to any such deferral opportunity will be structured to comply with the applicable requirements of Section 409A of the Code.

4.	Deferred Compensation Account.
A.	Each participant shall make an irrevocable election in writing (or via electronic means to be established by the Company) of the amount of compensation to be deferred under the Plan (the “deferral amount”). Such amount shall not be in excess of 10% of the participant’s base salary as of January 1, 2011. The election shall be made prior to January 1, 2011 and shall be for the period January 1, 2011 through December 31, 2011. The deferral shall be reduced in substantially equal amounts from the base salary otherwise

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periodically payable to the participant over the 2011 calendar year (or over a portion of such calendar year as deemed administratively practicable), and attributable to service by the participant for the Company after the date of participant’s election.
B.	The Company shall establish and maintain a bookkeeping account in the name of each participant, which shall be known as his or her “Deferred Compensation Account,” and which shall be credited with the amount of compensation deferred, and which shall reflect the accumulated value of the deferral amount. The accumulated value of the deferral amount shall equal the amount arrived at by adjusting the deferral Deferred Compensation Account by the Investment Return as defined in Section 5, calculated from January 1, 2011. Amounts paid to or on behalf of the participant or his or her beneficiary pursuant to this Plan, shall be deducted from the Deferred Account as of the first day of the month in which such payment is made.

C.	The participant’s Deferred Compensation Account shall at all times be reflected on the Company’s books in accordance with generally accepted accounting practices as a general unsecured and unfunded obligation of the Company. The Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company. The participant’s Deferred Compensation Account shall be distributed from the general assets of the Company.
5.	Investment Return. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or its designee, in its sole discretion, amounts shall be credited or debited to a Participant’s Deferred Compensation Account in accordance with the following rules:
A.	Measurement Funds. Participant may elect one or more of the measurement funds selected by the Committee or its designee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Deferred Compensation Account. As necessary, the Committee or its designee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the Committee or its designee gives Participants advance written notice of such change.

B.	Election of Measurement Funds. Participant, in connection with his or her initial deferral election, shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the amounts to be credited or

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debited to his or her Deferred Compensation Account. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Deferred Compensation Account shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee or its designee, in its sole discretion. Participant may (but is not required to) elect, by submitting an Election Form to the Committee or its designee that is accepted by the Committee or its designee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Deferred Compensation Account, or to change the portion of his or her Deferred Compensation Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee or its designee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee or its designee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this may be added or deleted by such Participant; furthermore, the Committee or its designee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Deferred Compensation Account allocated to each previously or newly elected Measurement Fund.
C.	Proportionate Allocation. In making any election described above, the Participant shall specify on the Election Form, in increments of ten percent (10%), the percentage of his or her Deferred Compensation Account or Measurement Fund, as applicable, to be allocated/reallocated.

D.	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Deferred Compensation Account has been hypothetically allocated among the Measurement Funds by the Participant.

E.	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Deferred Compensation

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Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferred Compensation Account shall not be considered or construed in any manner as an actual investment of his or her Deferred Compensation Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in any such trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Compensation Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
6. Payment of Benefits
A.	Distribution Upon Termination of Employment. Following a Participant’s Termination Date as defined below, distribution of the Participant’s Deferred Compensation Account shall be made in accordance with one of the following options, as elected by the Participant:
(a)	A single lump sum payment, to be made as soon as practicable following the Participant’s Termination Date; or

(b)	Annual installments over a period of 5, 10, 15 or 20 years, as elected by the Participant, with the first installment being calculated as soon as practicable following the Plan Year in which such Termination Date occurs, and payment made as soon as practicable thereafter, except as provided below with respect to subsequent changes. A Participant may make a distribution election under this Section 6 at the time of initial participation in the Plan by contacting the administrator or in such other manner as may be specified by the Committee; provided, however, that if no such election is made, the Participant shall be deemed to have elected payment under paragraph (a) above. Once made, the Participant may subsequently change his or her election to an allowable alternative payout period by submitting a new election form to the Committee, provided that any such new election form (i) shall be made at least 12 months in advance of the originally-scheduled distribution date and may not take effect for at least 12 months after the date the new election is made, (ii) shall not accelerate the time or schedule of any payment, except as permitted under Treasury regulations, and (iii) except with respect to distributions on account of death or Disability, shall provide

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for an additional deferral period that is not less than 5 years from the date distribution would have otherwise been made.

(c)	Termination Date shall mean the date on which the employee terminates his services for reasons of separation from service, retirement, death or disability.
B.	Subject to Subparagraph C below, and notwithstanding any other provision of this Plan, if participant’s employment with the Company is terminated at any time for “Cause,” the sole amount payable to or on behalf of participant hereunder shall be a lump-sum payment of the accumulated value of the participant’s deferral amount, payable as soon as practicable after such termination of employment. For purposes of this Subparagraph B, the accumulated value of the deferral amount shall be equal to the original deferral adjusted for any negative earnings. For purposes of this Subparagraph B, termination of employment for Cause shall be determined by the Committee or its delegates and shall mean a termination of employment for: (a) an act or acts of dishonesty committed by a Participant; (b) a violation of any of the anti-harassment or anti-discrimination policies or procedures of the Company; or (c) a violation of any of the other policies or procedures of the Company applicable to the Participant’s employment or job category which is either: (i) grossly negligent; or (ii) willful and deliberate.

C.	Distributions to Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to key employees (within the meaning of Code Section 416(i)) on account of a Termination Date for reasons other than death or Disability (within the meaning of Code Section 409A) shall not be made earlier than the date which is 6 months after such Termination Date. For purposes of this Section 6(B), the determination of who is a key employee shall be made during the 90 day period following the close of each calendar year, based on total compensation and job position for the preceding calendar year, and shall apply for the period beginning on April 1 following such 90 day period and ending the following March 31.

D.	Payments on Death. If a Participant dies prior to the time that his or her entire Deferred Compensation Deferred Compensation Account has been distributed, such Deferred Compensation Deferred Compensation Account, or remaining Deferred Compensation Account balance, shall be distributed to the Participant’s Beneficiary in a lump sum as soon as practicable.

E.	Form of Payment; Taxes. All payments under the Plan shall be made in cash. All benefits and payments under the Plan shall be subject to the withholding of all applicable taxes. The Company shall have the right to

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withhold from any payments otherwise due a Participant all amounts of Federal and state taxes required by law to be withheld under the Plan. The Company may reduce amounts to be paid to the Participant under this Plan or may reduce any other forms of compensation payable to the Participant by an Company to satisfy such tax withholding requirements.
7.	Beneficiary Designation. A Participant may, from time to time, designate any legal or natural person, persons or entity (who may be designated contingently or successively) to whom or to which payments are to be made if the participant dies before receiving payment of all amounts due hereunder, by signing a form approved by the Committee or its designee. A beneficiary designation form shall be effective only after the signed form is filed with the Company while the participant is alive. Such forms may be submitted electronically pursuant to reasonable procedures established by the Company for such purpose. A properly filed designation shall cancel all beneficiary designation forms signed and filed earlier. If the participant fails to designate a beneficiary as provided above, or if all designated beneficiaries of the participant die before the participant or before complete payment of all amounts due hereunder, the Company, in its discretion, may pay the unpaid amounts to one or more of such participant’s relatives by blood, adoption, or marriage in any manner permitted by law which the Committee or its designee considers to be appropriate, including, but not limited to, payment to the legal representative or representatives of the estate of the last to die of the participant and the participant’s designated beneficiaries. The Committee or its designee may also permit beneficiaries to designate their own beneficiaries following the participant’s death.

8.	Facility of Payment. If the Company has, for any reason, doubt as to the proper person to whom to make payment, the Company may withhold payment until instructed by a final order of a court of competent jurisdiction. Any payment hereunder made by the Company in good faith shall fully discharge the Company from its obligation with respect to such payment.

9.	Insurance. The Company may, in its sole discretion, purchase a policy or policies of insurance on the life of any participant or disability insurance with respect to a participant, the cash value, if any, and proceeds of which may, but need not, be used by the Company to satisfy part or all of its obligations hereunder. The Company will be the owner of any such policies and neither a participant nor any other person or entity claiming through the participant shall have any ownership rights in such policies or any proceeds thereof. Each participant, as a condition of receiving any benefits hereunder, on behalf of himself/herself or any person or entity claiming through him or her, shall cooperate with the Company in obtaining any such insurance that the Company desires to purchase by submitting to such

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physical examinations, completing such forms, and making such records available as may be required by the Company from time to time.
10.	Effect on Other Benefits. The deferral amount shall be included in the participant’s compensation for the year of deferral for the purpose of calculating the participant’s bonuses and awards under any incentive or similar compensation plan or program of the Company, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401(a) of the Code maintained by the Company, the amount deferred under Paragraph 4 shall not be included as compensation in the year of deferral for purposes of calculating the benefits or contributions by or on behalf of the participant under such plan or plans. Payments shall be excluded from compensation in years paid for purposes of calculating the participant’s bonuses and awards under any incentive or similar compensation plan or program of the Company, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401(a) of the Code maintained by the Company, payments to active employees shall be included as compensation in the year paid.

11.	Nonalienation. Neither a participant nor anyone claiming through him or her shall have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be nonassignable and nontransferable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of a participant or anyone claiming through him or her to any legal, equitable, or other proceeding or process for the enforcement of such claims.

12.	Nonsecured Promise. The rights under this Plan of each participant and any person or entity claiming through him or her shall be solely those of an unsecured, general creditor of the Company. Any insurance policy or other asset acquired or held by the Company shall not be deemed to be held by the Company for or on behalf of any participant, or any other person, or to be security for the performance of any obligations hereunder of the Company, but shall, with respect to this Plan, be and remain a general, unpledged, unrestricted asset of the Company.

13.	Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company to discharge any participant, or restrict the right of any participant to terminate his or her employment with the Company.

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14.	Amendment. The Company may in its sole discretion amend the Plan from time to time by action of the Committee or its designee. No such amendment shall alter a participant’s right to receive a payment due under the terms of the Plan at the date of amendment.

15.	Successors; Change of Control. The terms and conditions of this Plan and deferral election shall inure to the benefit of and bind the Company, the Company, and the participant, including his or her successors, assigns, and personal representatives. If substantially all of the assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the successor corporations or entity.

16.	Termination of the Plan; Termination of Plan Participation. Notwithstanding any other provision of this Plan, if the Committee determines that participation by one or more participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the entire interest of such participant or participants under the Plan may be paid immediately to such participant or participants, to the extent the Committee determines such immediate payment is consistent with Code Section 409A, or shall otherwise be segregated from the Plan in the discretion of the Committee, and such participant or participants shall cease to have any interest under the Plan. The Company may terminate this Plan by action of the Board or the Committee if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Upon such termination, to the extent the Committee determines that immediate payment is consistent with Code Section 409A, the entire interest of each participant under the Plan may be paid in one lump sum, as soon as practicable after such termination of the Plan.

17.	Claims and Appeals Procedures. The following claims and appeals procedures shall apply under the Plan pursuant to the requirements of ERISA and the Department of Labor regulations issued thereunder:
A.	Presentation of Claim. Any participant or beneficiary of a deceased participant (such participant or beneficiary being referred to below as a “Claimant”) may deliver to the Company’s Director of Compensation and Benefits (or such other employee or group of employees designated by the Committee to consider written claims under the Plan) (the “Administrator”) a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days

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after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
B.	Notification of Decision. The Administrator shall consider a Claimant’s claim within 90 days after its receipt (180 days if the Administrator determines additional time is required for administrative reasons), and shall notify the Claimant in writing or electronically:
(1)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(2)	that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(a)	the specific reason(s) for the denial of the claim, or any part of it;

(b)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure set forth in Subparagraph C below, and of the Claimant’s right to bring suit under ERISA if the claim is denied on review.
C.	Review of a Denied Claim. Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(1)	may review pertinent documents;
(2)	may submit written comments or other documents; and/or

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(3)	may request a hearing, which the Committee, in its sole discretion, may grant.
D.	Decision on Review. The Claimant’s request for review shall be considered by the Committee (or by such other individual or individuals designated by the Committee to consider written appeals under the Plan). The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain specific reasons for the decision, specific reference(s) to the pertinent Plan provisions upon which the decision was based, and such other matters as the Committee deems relevant.

E.	Legal Action. A Claimant’s compliance with the foregoing provisions of this Paragraph 18 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must commence within six months of receipt of the Committee’s decision on review.
18.	Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

19.	Responsibility for Legal Effect. Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

20.	Severability. If any provision of the Plan shall be found to be invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions of the Plan shall remain in full force and effect.

21.	Paragraph Headings. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

22.	Controlling Law. The Plan shall be construed in accordance with the laws of the state of Illinois.